Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal First Quarter Ended April 21, 2019

Company Announces Closure of 10 Underperforming Restaurants

Greenwood Village, CO – May 30, 2019 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended April 21, 2019.
First Quarter 2019 Financial Highlights Compared to First Quarter 2018

•	GAAP earnings per diluted share were $0.05 compared to $0.34;

•	Adjusted earnings per diluted share were $0.19 compared to $0.69 (see Schedule I);

•	Total revenues were $409.9 million, a decrease of 2.8%;

•	Off-premise sales increased 20.6%, now comprising 11.6% of total food and beverage sales, including catering;

•	Comparable restaurant revenue decreased 3.3% (using constant currency rates); and

•	Comparable restaurant guest counts decreased 5.5%.
Pattye Moore, board chair and interim chief executive officer of Red Robin Gourmet Burgers, Inc., said, “As our financial results demonstrate, there is still much work to be done on the turnaround, and we are moving with urgency. We continue to focus on our five strategic priorities and are starting to see progress on multiple fronts and in the underlying key operational metrics we are tracking. The Board has engaged The Elliot Group, which has deep experience in our industry, to assist in the CEO search and the Search Committee has already begun the interview process. At the same time, in the nine weeks since I became Interim CEO, I have worked closely with the management team to narrow the list of critical initiatives and simplify our focus. We are actively working with The Cypress Group on selectively refranchising and reassessing our real estate portfolio, and today we announced the closure of 10 underperforming restaurants. We have hired an experienced industry leader as our new vice president of Consumer Insights and we are continuing to identify ways to improve all aspects of our business. All of these efforts are designed to enhance the customer experience, significantly improve cash flow, increase profitability and drive shareholder value. We are confident our initiatives will steadily improve our financial and operational performance and that our search process will identify a leader who can accelerate our turnaround.”

First Quarter 2019 Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 2.8% to $409.9 million in the first quarter of 2019 from $421.5 million in the first quarter of 2018. Restaurant revenue decreased $14.2 million due to a $13.5 million, or 3.3%, decrease in comparable restaurant revenue, a $2.2 million decrease from closed restaurants, and a $0.6 million unfavorable foreign currency exchange impact, offset by a $2.1 million increase in revenue from new restaurant openings.
System-wide restaurant revenue (which includes franchised units) for the first quarter of 2019 totaled $483.7 million, compared to $498.0 million for the first quarter of 2018.
Comparable restaurant revenue(1) decreased 3.3% in the first quarter of 2019 compared to the same period a year ago, driven by a 5.5% decrease in guest counts offset by a 2.2% increase in average guest check. The increase in average guest check was comprised of a 0.3% increase in menu mix and a 1.9% increase in pricing.
Net income was $0.6 million for the first quarter of 2019 compared to $4.4 million for the same period a year ago. Adjusted net income was $2.4 million for the first quarter of 2019 compared to $9.1 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit margin (a non-GAAP financial measure) was 18.3% in the first quarter of 2019 compared to 20.0% in the same period a year ago. Cost of sales as a percentage of restaurant revenue decreased 40 basis points primarily due to a reduction in waste and lower Tavern mix. Restaurant labor costs as a percentage of restaurant revenue increased 120 basis points due to higher average wage rates, increased management headcount to fully staff our restaurants, and sales deleverage. Other restaurant operating costs increased 60 basis points primarily due to increases in third-party delivery fees and equipment repairs and maintenance costs. Occupancy costs increased 30 basis points primarily due to sales deleverage. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, in each case under GAAP.
________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q1 2019	Q1 2018
Average weekly sales per unit(1):
Company-owned – Total	$51,802	$53,618
Company-owned – Comparable	$51,962	$53,766
Franchised units – Comparable	$58,957	$60,523
Total operating weeks:
Company-owned units	7,731	7,772
Franchised units	1,408	1,386
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the first quarter of 2018 for Company-owned – Total and Company-owned – Comparable was $53,704 and $53,853. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

Other Results
Depreciation and amortization costs decreased to $28.4 million in the first quarter of 2019 from $29.2 million in the first quarter of 2018.
General and administrative costs were $30.1 million, or 7.3% of total revenues, in the first quarter of 2019, compared to $28.6 million, or 6.8% of total revenues in the same period a year ago. The increase was primarily driven by increases in professional services, travel expenses related to manager training, and salaries, offset by lower incentive and equity compensation.
Selling expenses were $18.0 million, or 4.4% of total revenues, in the first quarter of 2019, compared to $17.7 million, or 4.2% of total revenues, during the same period in the prior year.
Other charges in the first quarter of 2019 included $2.0 million in executive transition and severance, $0.3 million in costs related to restaurants that were previously closed, and $0.1 million in executive retention.
The Company had an effective tax rate of a 291.4% benefit in the first quarter of fiscal year 2019, compared to an effective tax rate of a 21.2% benefit during the same period a year ago. The change in the effective tax rate is primarily due to the decrease in income in the first quarter of 2019 compared to the same period a year ago.
Earnings per diluted share for the first quarter of 2019 were $0.05 compared to $0.34 in the first quarter of 2018. Excluding charges of $0.11 per diluted share for executive transition and severance, $0.02 per diluted share for restaurant closure costs, and $0.01 per diluted share for executive retention, adjusted earnings per diluted share for the first quarter ended April 21, 2019 were $0.19. Excluding charges of $0.22 per diluted share for litigation contingencies and $0.13 per diluted share for reorganization costs, adjusted earnings per diluted share for the first quarter ended April 22, 2018 were $0.69. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Portfolio
There were no Red Robin restaurant openings and one closure during the first quarter of 2019.

Effective May 31, 2019, the Company will close 10 restaurants in connection with its previously announced real estate portfolio reassessment. Seven of these restaurants are in enclosed mall locations. This action is expected to drive improved profitability. Where possible, employees will be offered positions at nearby Red Robin locations. The 10 restaurants contributed $4.5 million in restaurant sales and $0.9 million in restaurant-level pre-tax operating losses, including an immaterial amount of depreciation expense for the four months ended April 21, 2019. As a result of these closures, the Company currently expects to recognize non-cash impairment charges of approximately $0.7 million to $2.6 million during the second quarter of 2019.
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Sixteen Weeks Ended	Sixteen Weeks Ended
	April 21, 2019	April 22, 2018
Company-owned:
Beginning of period	484	480
Opened during the period	—	4
Closed during the period	(1)	—
End of period	483	484
Franchised:
Beginning of period	89	86
Opened during the period	—	1
End of period	89	87
Total number of restaurants	572	571
Balance Sheet and Liquidity
As of April 21, 2019, the Company had cash and cash equivalents of $23.0 million and total debt of $183.4 million. The Company funded capital expenditures with cash flow from operations and made net repayments of $10.0 million on its credit facility during the first quarter of 2019. As of April 21, 2019, the Company had outstanding borrowings under its credit facility of $182.5 million, in addition to amounts issued under letters of credit of $7.4 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 4.23x as of April 21, 2019. The lease adjusted leverage ratio is defined in Section 1.1 of the Company’s credit facility, which is filed as Exhibit 10.32 to the Annual Report on Form 10-K filed on February 21, 2017.
Outlook for 2019
Red Robin's updated 2019 annual outlook reflects lower dine-in sales partially offset by higher off-premise sales, a deliberate decision to delay the rollout of some restaurant-level technology solutions, higher than expected wage rates, incremental commission costs associated with an increase in third-party delivery sales, and lower selling, general and administrative costs. The updated 2019 guidance is as follows:

▪	Comparable restaurant revenue of down 1.0% to up 1.0% (using constant currency rates);

▪	Selling, general and administrative costs of $156 million to $159 million;

▪	Net income of $8.0 million to $16.0 million;

▪	Adjusted EBITDA, a Non-GAAP measure, of $107 million to $117 million;

▪	Adjusted diluted earnings per share, a Non-GAAP measure, of $1.14 to $1.77, which includes the impact of an estimated tax benefit of $0.73 to $0.96; and

▪	Capital expenditures of $45 million to $55 million
Guidance Policy
The Company provides guidance as it relates to selected information related to the Company’s financial and operating performance, and such measures may differ from year to year.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its first quarter 2019 results today at 5:00 p.m. ET. The conference call number is (323) 794-2423. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “Calendar of Events” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Thursday, June 6, 2019. The replay can be accessed by dialing (412) 317-6671. The conference ID is 6330529.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, comparable restaurant revenue, selling, general and administrative costs, net income, EBITDA, earnings per share, restaurant closures, impairment charges, capital expenditures, taxes, and statements under the heading “Outlook for 2019”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including management's focus on a narrower range of key initiatives, the effectiveness of the Company’s affordability, service and operational improvement, technology, and off-premise initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to staff and train the Company’s workforce for service execution, including the complexities related to growth of multiple revenue streams within a single restaurant location; the success of the Company’s re-franchising efforts; the effectiveness of the Company’s marketing strategies and promotions to sustain and grow comparable restaurant sales; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants; the ability to develop, test, implement and increase online ordering, to-go services, catering, and other off-premise sales; the ability to achieve savings to the Company’s general and administrative expenses, which, by their nature, tend to be fixed costs; the Company’s ability to repurchase shares at all or at the times or in the amounts we currently anticipate or to achieve anticipated benefits of a share repurchase program; availability of capital or credit facility borrowings to fund the Company’s remodeling and other capital expenditures; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Katelyn Kwiatkowski, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 21, 2019	April 22, 2018
Revenues:
Restaurant revenue	$400,484	$414,702
Franchise and other revenue	9,382	6,817
Total revenues	409,866	421,519

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	93,715	98,515
Labor	142,894	143,015
Other operating	55,565	55,025
Occupancy	35,020	35,010
Depreciation and amortization	28,438	29,193
General and administrative	30,090	28,588
Selling	18,026	17,730
Pre-opening costs	319	1,137
Other charges	2,398	6,287
Total costs and expenses	406,465	414,500

Income from operations	3,401	7,019

Other expense:
Interest expense, net and other	3,238	3,407

Income before income taxes	163	3,612
Income tax benefit	(476)	(768)
Net income	$639	$4,380
Earnings per share:
Basic	$0.05	$0.34
Diluted	$0.05	$0.34
Weighted average shares outstanding:
Basic	12,967	12,960
Diluted	13,041	13,065

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) April 21, 2019	December 30, 2018
Assets:
Current Assets:
Cash and cash equivalents	$22,959	$18,569
Accounts receivable, net	12,626	25,034
Inventories	28,115	27,370
Prepaid expenses and other current assets	22,224	27,576
Total current assets	85,924	98,549
Property and equipment, net	541,161	565,142
Right of use assets, net	460,815	—
Goodwill	96,080	95,838
Intangible assets, net	33,287	34,609
Other assets, net	53,128	49,803
Total assets	$1,270,395	$843,941

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$33,783	$39,024
Accrued payroll and payroll related liabilities	40,051	37,922
Unearned revenue	41,239	55,360
Short-term portion of lease obligations	42,081	786
Accrued liabilities and other	38,423	38,057
Total current liabilities	195,577	171,149
Deferred rent	—	75,675
Long-term debt	183,375	193,375
Long-term portion of lease obligations	513,520	9,414
Other non-current liabilities	10,337	11,523
Total liabilities	902,809	461,136

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,972 and 12,971 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,879 and 4,880 shares, at cost	(201,135)	(201,505)
Paid-in capital	212,025	212,752
Accumulated other loss, net of tax	(5,130)	(4,801)
Retained earnings	361,808	376,341
Total stockholders’ equity	367,586	382,805
Total liabilities and stockholders’ equity	$1,270,395	$843,941

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 16 weeks ended April 21, 2019 and April 22, 2018, net income and basic and diluted earnings per share, excluding the effects of executive transition and severance, restaurant closure costs, litigation contingencies, reorganization costs, and the related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

		Sixteen Weeks Ended
		April 21, 2019	April 22, 2018
Net income as reported		$639	$4,380
Executive transition and severance		1,994	—
Litigation contingencies		—	4,000
Restaurant closure costs		304	—
Reorganization costs		—	2,287
Executive retention	1	100	—
Income tax effect of reconciling items		(623)	(1,617)
Adjusted net income		$2,414	$9,050

Basic net income per share:
Net income as reported		$0.05	$0.34
Executive transition and severance		0.15	—
Litigation contingencies		—	0.31
Restaurant closure costs		0.03	—
Reorganization costs		—	0.17
Executive retention		0.01	—
Income tax effect of reconciling items		(0.05)	(0.12)
Adjusted earnings per share - basic		$0.19	$0.70

Diluted net income per share (1):
Net income as reported		$0.05	$0.34
Executive transition and severance		0.15	—
Litigation contingencies		—	0.30
Restaurant closure costs		0.03	—
Reorganization costs		—	0.17
Executive retention		0.01	—
Income tax effect of reconciling items		(0.05)	(0.12)
Adjusted earnings per share - diluted		$0.19	$0.69

Weighted average shares outstanding
Basic		12,967	12,960
Diluted		13,041	13,065

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 16 weeks ended April 21, 2019 and April 22, 2018, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Sixteen Weeks Ended
	April 21, 2019		April 22, 2018
Restaurant revenue	$400,484	97.7%	$414,702	98.4%
Restaurant operating costs (1):
Cost of sales	93,715	23.4%	98,515	23.8%
Labor	142,894	35.7%	143,015	34.5%
Other operating	55,565	13.9%	55,025	13.3%
Occupancy	35,020	8.7%	35,010	8.4%
Restaurant-level operating profit	73,290	18.3%	83,137	20.0%

Add – Franchise and other revenue	9,382	2.3%	6,817	1.6%
Deduct – other operating:
Depreciation and amortization	28,438	6.9%	29,193	6.9%
General and administrative expenses	30,090	7.3%	28,588	6.8%
Selling	18,026	4.4%	17,730	4.2%
Pre-opening costs	319	0.1%	1,137	0.3%
Other charges	2,398	0.6%	6,287	1.5%
Total other operating	79,271	19.3%	82,935	19.7%

Income from operations	3,401	0.8%	7,019	1.7%

Interest expense, net and other	3,238	0.8%	3,407	0.8%
Income tax benefit	(476)	(0.1)%	(768)	(0.2)%
Total other	2,762	0.7%	2,639	0.6%

Net income	$639	0.2%	$4,380	1.0%
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(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, (benefit) for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Sixteen Weeks Ended
	April 21, 2019	April 22, 2018
Net income as reported	$639	$4,380
Interest expense, net	3,345	3,277
Income tax benefit	(476)	(768)
Depreciation and amortization	28,438	29,193
EBITDA	31,946	36,082

Executive transition and severance	1,994	—
Litigation contingencies	—	4,000
Restaurant closure costs	304	—
Reorganization costs	—	2,287
Executive retention	100	—
Adjusted EBITDA	$34,344	$42,369